CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

Weaver & Martin, LLC

To Whom It May Concern:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) which grants an aggregate of 500,000 Shares of Common stock of Naturol Holdings Ltd., under a certain "Consultant and Employee Stock Compensation Plan" with certain consultants, employees and officers of Naturol Holdings Ltd., and to the incorporation by reference therein of the consolidated financial statements of the Company included in its Registration Statement and the quarterly reports filed with the Securities and Exchange Commission.

/s/ Weaver & Martin

Weaver & Martin, LLC